 Registration Statement No. 333-217200

Filed Pursuant to Rule 424(b)(3)

Supplement, dated August 2, 2018, to the Pricing Supplements dated July 20, 2018 (To the Prospectus dated April 27, 2017 and the Prospectus Supplement dated April 27, 2017)

Notes Linked to the Raymond James CEFR Domestic Equity Price Return Index,
due June 30, 2021

This document (the “supplement”) supplements the pricing supplements referenced above for two issuances of the above-captioned notes, which are represented by the CUSIP numbers 06367T5E6 and 06367T5F3. This supplement may be used in connection with market-making transactions by Bank of Montreal or its affiliates relating to the notes.

In those pricing supplements, the “Initial Level” is defined as the average of the closing levels of the above-captioned index over 10 Averaging Dates. The final Averaging Date was August 2, 2018.

Based on the above, on August 2, 2018, the calculation agent for the notes determined that the Initial Level is: 1,151.918.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the "Risk Factors" sections beginning on page PS-6 of each pricing supplement, and the “Risk Factors” sections beginning on page S-1 of the prospectus supplement, and on page 8 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final pricing supplement dated July 20, 2018 for CUSIP 06367T5E6: https://www.sec.gov/Archives/edgar/data/927971/000121465918004951/j724180424b2.htm

•	Final pricing supplement dated July 20, 2018 for CUSIP 06367T5F3: https://www.sec.gov/Archives/edgar/data/927971/000121465918004949/r724181424b2.htm

•	Prospectus supplement dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142764/d381374d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to "we," "us," "our," or similar references are to Bank of Montreal.

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